EXHIBIT 5.1

July 29, 2010

BioCancell Therapeutics Inc.
Beck Science Center
8 Hartom St, Har Hotzvim
Jerusalem 97775

Ladies and Gentlemen:

We have acted as counsel to BioCancell Therapeutics Inc., a Delaware Corporation (the “Company”), in connection with its filing of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of 10,936,747 shares (the “Registered Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”). We understand that the Registered Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Subscription and Registration Rights Agreements entered into by and between the Company and each of Clal Biotechnology Industries Ltd. and Tikcro Technologies Ltd., each dated June 22, 2008, the Company’s Amended and Restate Certificate of Incorporation, dated February 10, 2008, the Company’s Second and Amended Bylaws, the resolutions of the Audit Committee of the Company, the resolutions of the Board of Directors of the Company, the minutes of the meetings of the stockholders of the Company and such other documents as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

We are admitted to practice law in the State of Israel and certain of our attorneys who participated in the preparation of this opinion are also admitted to practice in the Commonwealth of Massachusetts. The opinions expressed below are limited to the Delaware General Corporation Law, and we express no opinion with respect to any other laws.

On the basis of the foregoing, we are of the opinion that the Registered Shares being registered pursuant to the Registration Statement were, or when issued and paid for will be, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Registered Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.